INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement No. 2-57116 of Oppenheimer Municipal Bond Fund on Form N-14 of our report dated October 21, 1999, and to the reference to us under the heading "Independent Auditors" appearing in the Statement of Additional Information of Oppenheimer Insured Municipal Fund dated January 28, 2000, which is part of such Registration Statement.

We also consent to the use of our report dated October 21, 1999 appearing in the Annual Report of Oppenheimer Insured Municipal Fund for the year ended September 30, 1999, which is also part of such Registration Statement.



Denver, Colorado
August 17, 2000


bog23\finalcon